Exhibit 5.1

David Lubin & Associates, PLLC

108 S. Franklin Avenue

Suite 10

Valley Stream, New York 11580

Telephone: (516) 887-8200
Facsimile: 516-887-8250

david@dlubinassociates.com

November 12, 2014

PishPosh, Inc.

1915 Swarthmore Avenue

Lakewood, New Jersey 08701

Re: Registration Statement on Form S-1

Gentlemen:

We have acted as special counsel to PishPosh, Inc. (the "Company") in connection with its filing with the Securities and Exchange Commission of a Registration Statement on Form S-1 (the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the proposed resale of up to 5,625,000 shares of common stock of the Company (the “Shares”) that are issuable upon the conversion of Series A Convertible Preferred Stock (“Series A Stock”) which are currently issued and outstanding.

In connection therewith, we have examined the originals, photocopies, certified copies or other evidence of (a) the Articles of Incorporation and Bylaws of the Company; (b) resolutions of the Board of Directors of the Company; (c) the Registration Statement and the exhibits thereto; and (d) such corporate records of the Company, certificates of public officials, certificates of officers of the Company and other documents, agreements and instruments as we have deemed necessary as a basis for the opinions herein contained. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and we express no opinion thereon.

Based upon and subject to the foregoing, we are of the opinion that:

1.	The shares of Series A Stock, which are currently outstanding, are validly issued, fully paid and non-assessable; and
2.	The Shares that may be issued upon conversion of the Series A Stock will be validly issued, fully paid and non-assessable, when issued in accordance with the terms of the Articles of Incorporation.

We are familiar with the applicable provisions of the Nevada Revised Statutes, the applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws, and we have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Nevada corporation. This opinion letter is opining upon and is limited to the current federal securities laws of the United States and, Nevada law, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Sincerely,

/s/ David Lubin

David Lubin & Associates, PLLC